ELEVENTH ADDENDUM TO MASTER CUSTODIAN AGREEMENT

THIS ELEVENTH ADDENDUM (“Addendum”) to that certain Master Custodian Agreement (the “Agreement”) dated June 22, 2001, as amended, by and between The Nottingham Management Company (the “Administrator”) and U.S. Bank, N.A. (successor in interest to Wachovia Bank, NA) (the “Bank”). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control.

Effective February 13, 2008, the Administrator and Bank hereby remove the following Trust from the Agreement and modify Exhibit A of the Agreement accordingly:

“The Nottingham Investment Trust II”

IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers this 21st day of December, 2007.

THE NOTTINGHAM MANAGEMENT COMPANY	U.S. BANK, N.A.

By:   /s/ Carrie J. Lower                                                                       By:   /s/ Michael R. McVoy

       Carrie J. Lower                                                                                     Michael R. McVoy
Its:   Vice President                                                                              Its:   Vice President